EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For Information:

Contact:

Michael Doherty

Phone:

(949) 673-1907

E-mail:

mdoherty@trestlecorp.com

UNIVERSITY OF MICHIGAN HEALTH SYSTEM TURNS TO TRESTLE FOR LIVE TELEPATHOLOGY SOLUTION

TOP TEN RATED HOSPITAL TO INTEGRATE TRESTLE’S PATHOLOGY PRODUCTS FOR REMOTE EVALUATION AND DIAGNOSIS

IRVINE, Calif., April 14, 2004 –Trestle Holdings Inc. (OTCBB.TLHO), a supplier of digital imaging and telemedicine applications, today announced that the University of Michigan Health System (UMHS) has purchased the Company’s live microscopy product, MedMicro™, with the Company’s integrated grossing station.   UMHS, which was rated 9th in the nation by U.S. News & World Report magazine for “Best Hospitals of 2003,” selected Trestle’s MedMicro product to improve the productivity of its pathologists and facilitate the training of its pathology residents.

UMHS’s will use MedMicro to connect its pathology lab to the Internet, allowing UMHS’s researchers and pathologists to interactively view and navigate slides in real-time from any remote location with Internet access.  MedMicro will also be integrated with the Company’s grossing station for review of tissue specimens prior to slide preparation.  UMHS will use the grossing station primarily for documentation of the physical appearance of placentas processed for pathology evaluation.  Currently, UMHS evaluates 700 – 900 high risk placentas per year.

According to Joseph C. Fantone, M.D., Godfrey D. Stobbe professor of pathology education, and Director of Anatomic Pathology, UMHS, “One of the primary reasons why we purchased the MedMicro solution is to help improve the clinical productivity of our pathologists by eliminating travel time from home, and even from across campus.”

UMHS will also use MedMicro to review frozen sections of transplants.  In some cases, transplants are flown to UMHS overnight or on a weekend, requiring the pathologist to drive to campus to assess the tissue for the surgeon to make sure the transplant is a viable option for the patient.  With MedMicro, UMHS’s pathologists will be able to review the specimen from their home computer, to make an assessment for the surgeon.  For the pathologists, this means they can eliminate the need to travel during off-hours which can ultimately result in improved efficiency and job satisfaction.

According to Richard W. Lieberman, M.D., clinical assistant professor, pathology and Ob/Gyn, UMHS, “The integrated grossing station will be especially beneficial to me and our residents in pathology training. Currently we process placental specimens in a building 10 -15 minutes across the hospital campus, and this means that every time a resident needs assistance, I spend approximately 30 minutes walking roundtrip.  Now with Trestle’s MedMicro and integrated grossing station I will be able to log in to the network, review the specimen or slide, make an evaluation and collaborate with residents.  Not only will this save time, but it will also encourage residents to obtain more second opinions.”

-”We are excited to add the University of Michigan to our growing list of prominent customers around the world,” stated Michael Doherty, Chairman of the Board of Directors, Trestle Holdings, Inc.  “Trestle’s digital microscopy platform brings the benefits of advanced digital imaging to the practice of pathology, resulting in both efficiency gains and improved quality of care.”

For more information about Trestle Corporation and its digital imaging and telemedicine applications, please visit the Company’s Web site at www.trestlecorp.com.

About Trestle Holdings, Inc.

Trestle Holdings, Inc. develops and sells digital imaging and telemedicine applications to the life sciences markets. The Company’s products, MedReach™, MedMicro™ and MedScan™, link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle’s digital imaging products, MedMicro and MedScan, have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images.  MedMicro, the Company’s live microscopy product, allows multiple physicians and scientists to remotely view, navigate, and share high fidelity microscope images at sub-micron resolution over standard Internet connections in real time. MedScan, the Company’s second generation imaging product, performs high-speed whole glass slide digitization.  MedScan facilitates image analysis, data management, digital workflow and data association applications for clinical and research customers. For example, for pharmaceutical companies, MedScan enables improvements to the pre-clinical and clinical phases of research and development through better capture, management and analysis of tissue sample information.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies.  Trestle’s integrated telemedicine product, MedReach, allows scientists, physicians and other medical professionals around the world to service more patients. MedReach uses proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real time integration of voice, video, medical devices, and patient data.

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms “believes,” “belief,” “expects,” “plans,” “objectives,” “anticipates,” “intends,” “targets,” “projections,” or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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